EXHIBIT 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE...

Colgate Announces Accelerated Restructuring and Global Business-Building Plan

— Reaffirms External Consensus Estimate —

New York, New York, December 7, 2004 … To enhance its global leadership position in its core businesses, Colgate-Palmolive Company (NYSE:CL) today announced a four-year restructuring and business-building plan. The plan’s initiatives will help Colgate ensure continued solid worldwide growth in unit volume, sales and earnings per share.

The three major objectives of the plan are to:

1.	Further increase Colgate’s gross profit and operating profit by generating additional savings throughout the income statement;

2.	Accelerate innovative marketing and new products, especially in high potential countries by reallocating and enhancing organizational resources;

3.	Maximize the effectiveness of global advertising and commercial investment funds to build worldwide market shares by rolling-out proprietary and innovative global systems, processes and organizational capabilities.

The cost of implementing the four-year program is projected to result in cumulative charges, once all phases are approved and implemented, totaling between $550 and $650 million after tax, beginning with approximately $45 million in fourth quarter 2004. Savings are projected to be in the range of $250 to $300 million after tax annually by the fourth year of the program. The expected savings represent a three year cash payback, on average, and an estimated after tax rate of return exceeding 30%.

The anticipated impact for full year 2005 is charges totaling approximately $200 million spread throughout the year. After tax savings in 2005 should approximate $45 million.

Simultaneously with the restructuring/business-building announcement, Reuben Mark, Chairman and CEO said, “We are reaffirming the external consensus estimate for earnings per share for fourth quarter 2004, excluding the restructuring and related charges. We are also reaffirming the range of external estimates for earnings per share for full year 2005, also excluding the restructuring and related charges noted above.

“We have already indicated that our E.P.S. growth in 2005 should be in the 6-10% range. With the benefit of this program on both top and bottom lines, earnings per share, excluding restructuring charges, is expected to increase at low double-digit rates in 2006 and beyond.

“Our current excellent worldwide sales and unit volume trends, which have continued into the fourth quarter, as well as our culture of continuous improvement, provide a strong base on which to begin this four-year, business-building and profitability-increasing effort.

“Colgate has steadily increased its gross margin through a myriad of savings programs. Our confidence in the strength of this initiative, overlaid onto our already very successful ongoing programs, allows us to raise our internal goals for annual gross margin growth above the 50-100 basis point goal we have had for many years. After these initiatives get fully underway towards the end of 2005, we will increase our annual goal to 75-125 basis points in gross margin improvement through the rest of the plan years.”

Mr. Mark said further, “We are especially pleased that Colgate’s leading edge, end-to-end use of SAP software will enable uniquely faster, more efficient worldwide implementation of these programs.”

While there are almost 100 individual initiatives included in the plan, several examples are:

1)	Further increase Colgate’s gross profit and operating profit by generating additional savings throughout the income statement.

•	Finished products for the 223 countries in which Colgate does business will be sourced from fewer, more sophisticated global and regional state-of-the-art manufacturing centers. It is anticipated that this will involve closing approximately one-third of the existing 78 Colgate factories worldwide during the course of the four-year program. Simultaneously with this release, Colgate is announcing the anticipated closure or reconfiguration of eight facilities on four continents.

•	Business support functions now in the subsidiaries and which are not dependent upon local knowledge expertise will be centralized into regional and global shared-service centers.

•	All purchasing, from office supplies to media, will be managed globally, completing the centralization of the purchasing function that is already in place for major raw and packing materials.

2)	Accelerate innovative marketing and new products, especially in high potential countries by reallocating and enhancing organizational resources.

•	Increase and upgrade sales and marketing organizations and personnel globally, especially in high potential markets such as Eastern Europe, Russia, China and parts of Latin America and Asia, to better serve these fast growing markets and take advantage of Colgate’s rising market shares. On-the-ground changes in the sales and marketing functions are already underway in key high potential countries.

•	Consolidate the sales force in mature, slower growing markets and sharpen the focus on servicing retailers faster, more efficiently and more profitably.

•	Increase the Company’s already strong emphasis on marketing and new product innovation by expanding and upgrading new product groups both in the U.S. and abroad, as well as strengthening consumer and in-store shopper insight efforts. Particular focus will be placed on key competitive, high potential countries.

•	Increase the Company’s investment in research and development, primarily in oral care and Hill’s.

3)	Maximize the effectiveness of global advertising and commercial investment funds to build worldwide market shares by rolling-out proprietary and innovative global systems, processes and organizational capabilities.

•	Launch new global systems and processes capitalizing on recently developed, proprietary and innovative sales and marketing tools that utilize SAP software uniquely adapted to Colgate’s business process. These mechanisms, which enable an integration of the supply and demand chains, are now in test overseas and will be expanded more broadly beginning in 2005.

It is anticipated that the net impact of the restructuring/business-building plan will reduce the number of employees globally from the current level of 37,000 by approximately 12%.

Mr. Mark concluded, “Many of these initiatives are already underway, and others will be in the operational phase shortly. With continuous improvement so ingrained in our organizational culture, our operational people around the world feel confident that these initiatives can take place in a seamless fashion throughout our business operations.”

Consistent with current financial reporting requirements, the Company will disclose restructuring initiatives and the associated charges and expected savings in future quarters as specific projects are approved and implemented.

At 10:00a.m. ET today, Colgate will host a conference call. To access the conference call, the domestic dial-in number is 800-810-0924 and the international dial-in number is 913-981-4900. Use confirmation code 306939. To access a replay of the conference call after 2:00p.m. ET, the domestic dial-in number is 888-203-1112 and the international dial-in number is 719-457-0820. Use the same confirmation code 306939. To access this call as a webcast, please go to Colgate’s web site on the internet at http://www.colgate.com. For those unable to participate during the live webcast, a replay of the webcast will be made available through the For Investors page of Colgate’s website.

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About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website at http://www.colgate.com.